SCHEDULE A

Amended and Restated as of December 9, 2025

to the

EXPENSE LIMITATION AGREEMENT

dated October 10, 2023, between

THE ADVISORS’ INNER CIRCLE FUND III

and

RAYLIANT INVESTMENT RESEARCH

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Rayliant SMDAM Japan Equity ETF	0.72%	January 31, 2026

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Michael Beattie
Name:	Michael Beattie
Title:	President

RAYLIANT INVESTMENT RESEARCH

By:	/s/ Phillip Wool
Name:	Phillip Wool
Title:	Chief Research Officer & Head of Portfolio Management